EXHIBIT 11

                     STATEMENT OF COMPUTATION OF PRO FORMA
                        NET INCOME PER COMMON AND COMMON
                                EQUIVALENT SHARE

                                                      AVERAGE SHARES
                                                       OUTSTANDING
                                                    FOR THE SIX MONTHS
                        SHARES                        ENDED JUNE 30,
                        ISSUED        ISSUE DATE          1997
                        ------        ----------          ----

Common Stock          13,356,990          (a)          13,356,990
Common Stock             210,943          (b)              87,267
Common Stock              25,066          (c)              18,572
Options                      N/A          (d)             996,108
                                                       ----------
                                                       14,458,937
                                                       ==========

METHOD USED FOR CALCULATION

(a)  Represents Common Stock issued and outstanding as of December 31, 1996.

(b) Shares issued upon exercise of stock options at various dates throughout 1997.

(c) Shares issued pursuant to the Employee Stock Purchase Plan at various dates throughout 1997.

(d)  Common stock equivalent shares calculated using the treasury method.


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